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                              FEE WAIVER AGREEMENT

         AGREEMENT effective as of October 1, 2004 by and between Constellation Funds, a Delaware business trust (the "Trust"), and Constellation Investment Management Co., LP (the "Adviser").

         The Adviser hereby agrees to limit the "Other Expenses" at the following levels through the following dates for the following Fund:

                              Length/Type
      Fund                   of Limitation               Other Expenses
      ----                   -------------               --------------
--------------------------------------------------------------------------------
Constellation HLAM        Contractual waiver         0.50% (Other Expenses)
Large CapQuality          through 10/1/2007
Growth Fund
--------------------------------------------------------------------------------

         Notwithstanding anything to the contrary in this Agreement, the Adviser may end, amend or otherwise change any voluntary waivers upon notice to the Trust and the affected shareholders.

         IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to become effective as of the day and year first written above.

CONSTELLATION FUNDS                       CONSTELLATION INVESTMENT MANAGEMENT
                                          COMPANY, LP


By: ________________________              By: _________________________